Filed Pursuant to Rule 424(b)(5)
Registration No. 333-223128
This Preliminary Prospectus Supplement and the accompanying Prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but the Preliminary Prospectus Supplement is not complete and may be changed. This Preliminary Prospectus Supplement and the accompanying Prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED SEPTEMBER 15, 2020
PROSPECTUS SUPPLEMENT
(To Prospectus dated February 21, 2018)
$                        .

Series 2020C        % Junior Subordinated Notes
due October 15, 2060.
The Series 2020C        % Junior Subordinated Notes due October 15, 2060 (the “Series 2020C Junior Subordinated Notes”) will bear interest at a fixed rate of        % per year. Interest will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2021. The Series 2020C Junior Subordinated Notes will be issued in registered form and in denominations of $25.00 and integral multiples of $25.00 in excess thereof. The Series 2020C Junior Subordinated Notes will mature on October 15, 2060.
So long as no Event of Default has occurred and is continuing, The Southern Company may defer interest payments on the Series 2020C Junior Subordinated Notes on one or more occasions for up to 40 consecutive quarterly periods as described in this Prospectus Supplement. Deferred interest payments will accrue additional interest at a rate of        % per year, compounded quarterly, to the extent permitted by applicable law.
The Southern Company may redeem the Series 2020C Junior Subordinated Notes at its option at the times and the prices described in this Prospectus Supplement.
The Series 2020C Junior Subordinated Notes are a new issue of securities with no established trading market. The Southern Company intends to apply to list the Series 2020C Junior Subordinated Notes on the New York Stock Exchange. If the application is approved, The Southern Company expects trading in the Series 2020C Junior Subordinated Notes to begin within 30 days after the date that the Series 2020C Junior Subordinated Notes are first issued.
Concurrently with this offering, The Southern Company is also offering $                   aggregate principal amount of Series 2020B         % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due January 15, 2051 (the “Series 2020B Junior Subordinated Notes”). This Prospectus Supplement is not and should not be construed as an offering of any notes other than the Series 2020C Junior Subordinated Notes offered hereby. The completion of the offering of the Series 2020C Junior Subordinated Notes offered hereby is not contingent on the success of any other offering, including the proposed offering of the Series 2020B Junior Subordinated Notes.
See “RISK FACTORS” beginning on page S-7 for a description of certain risks associated with investing in the Series 2020C Junior Subordinated Notes.

Per Series 2020C Junior Subordinated Note	Total
Initial public offering price (1)%	$
Underwriting discount (2)%	$
Proceeds, before expenses, to The Southern Company %	$
(1) Plus accrued interest, if any, from the date of original issuance of the Series 2020C Junior Subordinated Notes, which is expected to be September      , 2020.
(2) An underwriting discount of $             per Series 2020C Junior Subordinated Note (or up to $                           for all Series 2020C Junior Subordinated Notes) will be deducted from the proceeds paid to The Southern Company by the underwriters. However, the discount will be $         per Series 2020C Junior Subordinated Note for sales to institutions and, to the extent of such institutional sales, the total underwriting discount will be less than the amount set forth in the above table. As a result of sales to institutions, the total proceeds to The Southern Company increased by $                    , and the total underwriting discount was $                        . Certain other expenses of the offering will be paid by The Southern Company. The underwriters have agreed to make a payment to The Southern Company in an amount equal to $                 , including in respect of expenses incurred by The Southern Company in connection with this offering. See “Underwriting (Conflicts of Interest).”
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.
The Series 2020C Junior Subordinated Notes are expected to be delivered on or about September      , 2020 through the book-entry facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V. or Clearstream Banking, société anonyme, Luxembourg.

Global Coordinator and Joint Book-Running Manager
Wells Fargo Securities
Joint Book-Running Managers

BofA Securities	J.P. Morgan	Morgan Stanley
RBC Capital Markets
September     , 2020

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus Supplement, the accompanying Prospectus or any written communication from The Southern Company or the underwriters specifying the final terms of the offering. Neither The Southern Company nor any underwriter takes any responsibility for, nor can it provide any assurance as to the reliability of, any other information that others may give you. This Prospectus Supplement, the accompanying Prospectus and any written communication from The Southern Company or the underwriters specifying the final terms of the offering is an offer to sell only the Series 2020C Junior Subordinated Notes offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this Prospectus Supplement, the accompanying Prospectus and any written communication from The Southern Company or the underwriters specifying the final terms of the offering is current only as of its respective date.
__________________________

SUMMARY
The following summary is qualified in its entirety by, and should be read together with, the more detailed information that is included elsewhere in this Prospectus Supplement and the accompanying Prospectus, as well as the information that is incorporated or deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Investing in the Series 2020C Junior Subordinated Notes involves risks. See “Risk Factors” beginning on page S-7 in this Prospectus Supplement.
The Southern Company
The Southern Company (the “Company”) was incorporated under the laws of Delaware on November 9, 1945. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000. The Company’s internet address is http://www.southerncompany.com.
The Company is the parent company of three traditional electric operating companies, as well as Southern Power, Southern Company Gas, PowerSecure Inc. and other direct and indirect subsidiaries. The traditional electric operating companies – Alabama Power Company, Georgia Power Company and Mississippi Power Company – are vertically integrated utilities providing electric service in three Southeastern states. Southern Power Company develops, constructs, acquires, owns and manages power generation assets, including renewable energy projects, and sells electricity at market-based rates in the wholesale market. Southern Company Gas primarily distributes natural gas through natural gas distribution utilities, including Northern Illinois Gas Company, Atlanta Gas Light Company (Georgia), Virginia Natural Gas, Inc. and Chattanooga Gas Company (Tennessee). PowerSecure Inc. provides energy solutions to electric utilities and their customers in the areas of distributed generation, energy storage and renewables and energy efficiency.
The Offering

Issuer	The Southern Company.

Security Offered
The Company is offering $                            aggregate principal amount of its Series 2020C        % Junior Subordinated Notes due October 15, 2060. The Series 2020C Junior Subordinated Notes will be issued in registered form and in denominations of $25.00 and integral multiples of $25.00 in excess thereof.

Maturity	The Series 2020C Junior Subordinated Notes will mature on October 15, 2060.

Interest Rate	The Series 2020C Junior Subordinated Notes will bear interest at a fixed rate of % per year.

Interest Payment Dates
Subject to the Company’s right to defer interest payments as described below, interest on the Series 2020C Junior Subordinated Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each an “Interest Payment Date”), beginning on January 15, 2021.

Option to Defer Interest Payments
So long as no Event of Default (as defined herein) has occurred and is continuing, at the Company’s option, it may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Series 2020C Junior Subordinated Notes by extending the interest payment period for up to 40 consecutive quarterly periods (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). In other words, the Company may declare at its discretion up to a 10-year interest payment moratorium on the Series 2020C Junior Subordinated Notes and may choose to do so on more than one occasion. A deferral of interest payments may not extend beyond the maturity date of the Series 2020C Junior Subordinated Notes or end on a day other than an Interest Payment Date.

Any deferred interest on the Series 2020C Junior Subordinated Notes will accrue additional interest at a rate of        % per year, compounded quarterly, to the extent permitted under applicable law. Once the Company pays all deferred interest payments on the Series 2020C Junior Subordinated Notes, including any additional interest accrued on the deferred interest, it can again defer interest payments on the Series 2020C Junior Subordinated Notes as described above, but not beyond the maturity date of the Series 2020C Junior Subordinated Notes.

The Company is required to provide to the Subordinated Note Indenture Trustee (as defined herein) written notice of any optional deferral of interest at least 10 and not more than 60 Business Days (as defined herein) prior to the earlier of (1) the next applicable Interest Payment Date or (2) the date, if any, upon which the Company is required to give notice of such Interest Payment Date or the record date therefor to the New York Stock Exchange or any applicable self-regulatory organization. The Subordinated Note Indenture Trustee is required to promptly forward any such notice to each holder of record of the Series 2020C Junior Subordinated Notes.

If the Company elects to defer interest on the Series 2020C Junior Subordinated Notes for one or more Optional Deferral Periods, the beneficial owners of the Series 2020C Junior Subordinated Notes will be required to accrue income for United States federal income tax purposes in the amount of the accrued and unpaid interest payments on the Series 2020C Junior Subordinated Notes, in the form of original issue discount, even though cash interest payments are deferred and even though the beneficial owners may be cash-basis taxpayers.

Certain Restrictions during Optional Deferral Period
During an Optional Deferral Period, the Company will not be permitted to do any of the following, with certain limited exceptions described below under “Description of the Series 2020C Junior Subordinated Notes—Certain Limitations During an Optional Deferral Period:”

● declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the capital stock of the Company; or

●   make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any of the Company’s debt securities (including guarantees) that rank equally with or junior in right of payment to the Series 2020C Junior Subordinated Notes.

Optional Redemption	The Company may redeem the Series 2020C Junior Subordinated Notes at its option before their maturity:

● in whole or in part, on one or more occasions, on or after October 15, 2025 at 100% of their principal amount, plus any accrued and unpaid interest thereon;

●   in whole, but not in part, before October 15, 2025 at 100% of their principal amount, plus any accrued and unpaid interest thereon, if certain changes in tax laws, regulations or interpretations occur; or

●   in whole, but not in part, before October 15, 2025 at 102% of their principal amount, plus any accrued and unpaid interest thereon, if a rating agency makes certain changes in the equity credit criteria for securities such as the Series 2020C Junior Subordinated Notes.

For a more complete description of the circumstances under and the redemption prices at which the Series 2020C Junior Subordinated Notes may be redeemed, see “Description of the Series 2020C Junior Subordinated Notes—Optional Redemption,” “Description of the Series 2020C Junior Subordinated Notes—Right to Redeem Upon a Tax Event” and “Description of the Series 2020C Junior Subordinated Notes—Right to Redeem Upon a Rating Agency Event” in this Prospectus Supplement.

Subordination; Ranking
The Company’s obligations under the Series 2020C Junior Subordinated Notes are unsecured and rank junior in right of payment to all of the Company’s “Senior Indebtedness,” whether presently existing or from time to time hereafter incurred, created, assumed or existing, as defined below under “Description of the Junior Subordinated Notes—Subordination” in the accompanying Prospectus. As of June 30, 2020, the Senior Indebtedness of the Company, on an unconsolidated basis, aggregated approximately $8.3 billion.

Since the Company is a holding company, its right and, hence, the right of its creditors (including holders of the Series 2020C Junior Subordinated Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is structurally subordinated to claims of creditors and preferred and preference stockholders of each subsidiary. As of June 30, 2020, on a consolidated basis, the Company had approximately $46.8 billion of outstanding long-term debt (including securities due within one year), of which approximately $32.7 billion was long-term debt (including securities due within one year) of the Company’s subsidiaries. In addition, the Company had approximately $1.2 billion of short-term notes payable, of which approximately $0.9 billion was short-term notes payable of the Company’s subsidiaries. In addition, as of June 30, 2020, the Company’s subsidiaries had approximately $0.3 billion of preferred and preference stock outstanding.

There are no terms of the Series 2020C Junior Subordinated Notes that limit the Company’s ability to incur additional Senior Indebtedness or that limit its subsidiaries’ ability to incur additional debt or other liabilities or issue preferred and preference stock.

Events of Default	The following are the Events of Default with respect to the Series 2020C Junior Subordinated Notes:

● failure to pay principal of, or premium, if any, on or interest on the Series 2020C Junior Subordinated Notes when due at maturity or earlier redemption;

●   failure to pay interest on the Series 2020C Junior Subordinated Notes when due and payable (other than at maturity or upon earlier redemption) that continues for 30 days (subject to the Company’s right to optionally defer interest payments); or

● certain events of bankruptcy, insolvency or reorganization involving the Company.

Concurrent Offering	Concurrently with this offering, the Company is also offering $ aggregate principal amount of Series 2020B % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due January 15, 2051.

Listing
The Company intends to apply to list the Series 2020C Junior Subordinated Notes on the New York Stock Exchange. If the application is approved, the Company expects trading in the Series 2020C Junior Subordinated Notes to begin within 30 days after the date that the Series 2020C Junior Subordinated Notes are first issued.

No Sinking Fund	The Series 2020C Junior Subordinated Notes do not have the benefit of a sinking fund.

Use of Proceeds
The net proceeds from the sale of the Series 2020C Junior Subordinated Notes, combined with any net proceeds from the proposed sale of the Series 2020B Junior Subordinated Notes, will be used by the Company to redeem all or a portion of its $1,000,000,000 aggregate principal amount outstanding of 2015A 6.25% Junior Subordinated Notes due October 15, 2075, to repay all or a portion of $200,000,000 of outstanding borrowings under an uncommitted credit facility and to repay all or a portion of an outstanding $75,000,000 term loan. Any remaining net proceeds will be used for other general corporate purposes, which may include investment by the Company in its subsidiaries.

Book-Entry
The Series 2020C Junior Subordinated Notes will be represented by one or more global securities that will be deposited with a custodian for and registered in the name of The Depository Trust Company, New York, New York (“DTC”) or its nominee. This means that investors will not receive a certificate for their Series 2020C Junior Subordinated Notes but, instead, will hold their interest through DTC’s system.

Further Issues	The Company may, without the consent of the holders, issue additional junior subordinated notes that will constitute one series and be fungible with the Series 2020C Junior Subordinated Notes.

Governing Law	New York.

Risk Factors
An investment in the Series 2020C Junior Subordinated Notes involves risks. A prospective investor should carefully consider the discussion of risks in “Risk Factors” in this Prospectus Supplement and the other information in this Prospectus Supplement and the accompanying Prospectus before deciding whether an investment in the Series 2020C Junior Subordinated Notes is suitable for such investor.

RISK FACTORS
Investing in the Series 2020C Junior Subordinated Notes involves risk. In addition to the factors described below please see the risk factors in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, which are incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.
The Series 2020C Junior Subordinated Notes are effectively subordinated to substantially all of the Company’s other debt, and the indenture governing the Series 2020C Junior Subordinated Notes does not limit the aggregate amount of indebtedness that may be issued by the Company.
The Company’s obligations under the Series 2020C Junior Subordinated Notes are subordinate and junior in right of payment to all of the Company’s Senior Indebtedness. This means that the Company cannot make any payments on the Series 2020C Junior Subordinated Notes until all holders of Senior Indebtedness have been paid in full, or provision has been made for such payment, if such Senior Indebtedness is in default (subject to certain exceptions for grace periods and waivers).
The indenture under which the Series 2020C Junior Subordinated Notes will be issued does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of June 30, 2020, the Senior Indebtedness of the Company, on an unconsolidated basis, aggregated approximately $8.3 billion. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of the Series 2020C Junior Subordinated Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is structurally subordinated to the claims of creditors and preferred and preference stockholders of each subsidiary. As of June 30, 2020, on a consolidated basis, the Company had approximately $46.8 billion of outstanding long-term debt (including securities due within one year), of which approximately $32.7 billion was long-term debt (including securities due within one year) of the Company’s subsidiaries. In addition, the Company had approximately $1.2 billion of short-term notes payable, of which approximately $0.9 billion was short-term notes payable of the Company’s subsidiaries. In addition, as of June 30, 2020, the Company’s subsidiaries had approximately $0.3 billion of preferred and preference stock outstanding.
The Company may elect to defer interest payments on the Series 2020C Junior Subordinated Notes at its option for one or more periods of up to 10 consecutive years. This may affect the market price of the Series 2020C Junior Subordinated Notes.
The Company may elect at its option to defer payment of all or part of the current and accrued interest otherwise due on the Series 2020C Junior Subordinated Notes for up to 40 consecutive quarterly periods, as described under “Description of the Series 2020C Junior Subordinated Notes—Option to Defer Interest Payments” in this Prospectus Supplement. At the end of an Optional Deferral Period, if all amounts due are paid, the Company could start a new Optional Deferral Period of up to 40 consecutive quarterly periods. During any Optional Deferral Period, interest on the Series 2020C Junior Subordinated Notes would be deferred but would accrue additional interest at a rate of        % per year, compounded quarterly, to the extent permitted by applicable law. No Optional Deferral Period may extend beyond the maturity date or redemption date, if earlier, of the Series 2020C Junior Subordinated Notes. If the Company exercises this interest deferral right, the Series 2020C Junior Subordinated Notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Series 2020C Junior Subordinated Notes or that is otherwise less than the price at which the Series 2020C Junior Subordinated Notes may have been traded if the Company had not exercised such right. In addition, as a result of the Company’s right to defer interest payments, the market price of the Series 2020C Junior Subordinated Notes may be more volatile than other securities that do not have these rights.
Holders of the Series 2020C Junior Subordinated Notes may have to pay taxes on interest before they receive payments from the Company.
If the Company defers interest payments on the Series 2020C Junior Subordinated Notes, a holder of the Series 2020C Junior Subordinated Notes will be required to accrue interest income for United States federal income tax purposes in respect of such holder’s proportionate share of the accrued but unpaid interest on the Series 2020C Junior Subordinated Notes, even if such holder normally reports income when received. As a result, a holder will be required to include the accrued interest in such holder’s gross income for United States federal income tax purposes before receiving payment of the interest. If a holder sells its Series 2020C Junior Subordinated Notes before the record date for the first interest payment after an Optional Deferral Period, the accrued interest will be paid to the holder of record on the record date, and the holder will never receive the cash from the Company related to the accrued interest that was reported for tax purposes. Holders should consult with their own tax advisors regarding the tax consequences of an investment in the Series 2020C Junior Subordinated Notes.

For more information regarding the tax consequences of purchasing the Series 2020C Junior Subordinated Notes, see “Material United States Federal Income Tax Considerations” in this Prospectus Supplement.
An active trading market for the Series 2020C Junior Subordinated Notes may not develop, and any such market may be illiquid.
The Series 2020C Junior Subordinated Notes constitute a new issue of securities with no established trading market. The Company intends to apply to list the Series 2020C Junior Subordinated Notes on the New York Stock Exchange. If the application is approved, trading on the New York Stock Exchange is expected to commence within 30 days after the date that the Series 2020C Junior Subordinated Notes are first issued. However, listing the Series 2020C Junior Subordinated Notes on the New York Stock Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth or liquidity of that market or the ability of holders to sell their Series 2020C Junior Subordinated Notes easily. In addition, the liquidity of any trading market in the Series 2020C Junior Subordinated Notes which may develop, and the market prices quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in the Company’s financial performance or prospects or in the prospects for companies in the Company’s industry generally. As a result, the Company cannot assure holders that an active after-market for the Series 2020C Junior Subordinated Notes will develop or be sustained or that holders of the Series 2020C Junior Subordinated Notes will be able to sell their Series 2020C Junior Subordinated Notes at favorable prices or at all.
Rating agencies may change their practices for rating the Series 2020C Junior Subordinated Notes, which change may affect the market price of the Series 2020C Junior Subordinated Notes. In addition, the Company may redeem the Series 2020C Junior Subordinated Notes if a rating agency makes certain changes in the equity credit methodology for securities such as the Series 2020C Junior Subordinated Notes.
The rating agencies that currently or may in the future publish a rating for the Company, including Moody’s Investors Service, Inc., S&P Global Ratings, a division of S&P Global, Inc. and Fitch Ratings, Inc., may, from time to time in the future, change the way they analyze securities with features similar to the Series 2020C Junior Subordinated Notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Series 2020C Junior Subordinated Notes. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the Series 2020C Junior Subordinated Notes are subsequently lowered, that could have a negative impact on the trading price of the Series 2020C Junior Subordinated Notes. In addition, the Company may redeem the Series 2020C Junior Subordinated Notes before October 15, 2025 at its option, in whole, but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the Series 2020C Junior Subordinated Notes. See “Description of the Series 2020C Junior Subordinated Notes—Right to Redeem Upon a Rating Agency Event” in this Prospectus Supplement.
AVAILABLE INFORMATION
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The SEC maintains a website that contains reports, proxy statements and other information regarding registrants, including the Company, that file electronically at http://www.sec.gov. Only the Company’s SEC filings referenced below are incorporated by reference herein.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents have been filed with the SEC pursuant to the 1934 Act and are incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2019;

•
all information in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 13, 2020, to the extent incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019;

•	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020; and

•	the Company’s Current Reports on Form 8-K dated January 6, 2020, April 1, 2020 (filed on April 1, 2020), April 1, 2020 (filed on April 3, 2020), April 15, 2020 and May 27, 2020.
All documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus Supplement and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained in this Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.
SELECTED FINANCIAL INFORMATION
The following selected financial data for the years ended December 31, 2015 through December 31, 2019 has been derived from the Company’s audited consolidated financial statements and related notes and the unaudited selected financial data, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data for the six months ended June 30, 2020 has been derived from the Company’s unaudited consolidated financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management’s discussion and analysis of results of operations and financial condition, the consolidated financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below does not reflect the issuance of the Series 2020C Junior Subordinated Notes offered hereby, the proposed issuance of the Series 2020B Junior Subordinated Notes or the use of proceeds therefrom. See “Use of Proceeds” in this Prospectus Supplement.

						Six Months Ended June 30,
	Year Ended December 31,
	2015	2016	2017	2018	2019	2020(1)
	(Millions)
Operating Revenues	$17,489	$19,896	$23,031	$23,495	$21,419	$9,638
Consolidated Net Income Attributable to Southern Company(2)	2,367	2,448	842	2,226	4,739	1,480

	Capitalization as of June 30, 2020
	Actual	As Adjusted(3)
	(Millions, except percentages)
Common Stockholders’ Equity	$27,670	$27,670	34.5%
Noncontrolling Interest	4,291	4,291	5.3%
Redeemable Preferred Stock of Subsidiaries	291	291	0.4%
Senior Notes(4)	30,417	31,517	39.3%
Other Long-Term Debt(4)(5)	16,317	16,467	20.5%
Total	$78,986	$80,236	100.0%
______________________________

(1)
Due to seasonal variations in demand for energy and other factors, including the impacts of the COVID-19 pandemic, operating results for the six months ended June 30, 2020 do not necessarily indicate operating results for the entire year.

(2)
The Company recorded a $2.6 billion pre-tax ($1.4 billion after tax) gain associated with the sale of Gulf Power Company in 2019, a pre-tax estimated probable loss of $1.1 billion ($0.8 billion after tax) in 2018 to reflect Georgia Power Company’s revised estimate to complete construction and start-up of Plant Vogtle Units 3 and 4 and pre-tax charges totaling $3.4 billion ($2.4 billion after tax) in 2017 related to the suspension of the gasifier portion of Mississippi Power Company’s Kemper County energy facility project.

(3)
Reflects adjustments to “Senior Notes” related to (i) Southern Company Gas Capital Corporation’s issuance in August 2020 of $500,000,000 aggregate principal amount of its Series 2020A 1.750% Senior Notes due January 15, 2031 and (ii) Alabama Power Company’s issuance in August 2020 of $600,000,000 aggregate principal amount of its Series 2020A 1.45% Senior Notes due September 15, 2030. Also reflects adjustments to “Other Long-Term Debt” related to Northern Illinois Gas Company’s issuance in August 2020 of $50,000,000 aggregate principal amount of its First Mortgage Bonds, 1.42% Series, due August 31, 2025 and $100,000,000 aggregate principal amount of its First Mortgage Bonds, 2.77% Series, due August 31, 2050.

(4)	Including amounts due within one year.

(5)
Does not include $100,000,000 aggregate principal amount of First Mortgage Bonds, 1.88% Series, due November 6, 2030 and $75,000,000 aggregate principal amount of First Mortgage Bonds, 2.87% Series, due November 6, 2060, which Northern Illinois Gas Company has agreed to issue in November 2020.

USE OF PROCEEDS
The net proceeds from the sale of the Series 2020C Junior Subordinated Notes, combined with any net proceeds from the proposed sale of the Series 2020B Junior Subordinated Notes, will be used by the Company to redeem all or a portion of its $1,000,000,000 aggregate principal amount outstanding of 2015A 6.25% Junior Subordinated Notes due October 15, 2075, to repay all or a portion of $200,000,000 of outstanding borrowings under an uncommitted credit facility and to repay all or a portion of an outstanding $75,000,000 term loan. Any remaining net proceeds will be used for other general corporate purposes, which may include investment by the Company in its subsidiaries.
Borrowings under the uncommitted credit facility bear interest at a floating rate (1.450% per annum at August 31, 2020) and are payable on demand, after specified notice by the lender. The proceeds of these borrowings were used to repay a portion of the Company’s then-existing indebtedness.
The term loan bears interest at a floating rate (approximately 1.106% per annum at August 31, 2020) and matures on March 25, 2021. The proceeds of the term loan were used for general corporate purposes.
DESCRIPTION OF THE SERIES 2020C JUNIOR SUBORDINATED NOTES
Set forth below is a description of the specific terms of the Series 2020C        % Junior Subordinated Notes due October 15, 2060 (the “Series 2020C Junior Subordinated Notes”). This description supplements, and should be read together with, the description of the general terms and provisions of the junior subordinated notes set forth in the accompanying Prospectus under the caption “Description of the Junior Subordinated Notes.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Subordinated Note Indenture (as defined below).
General
The Series 2020C Junior Subordinated Notes will be issued as a series of junior subordinated notes under the Subordinated Note Indenture dated as of October 1, 2015, as supplemented (the “Subordinated Note Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Subordinated Note Indenture Trustee”). The Series 2020C Junior Subordinated Notes will initially be issued in the aggregate principal amount of $                             . The Company may, at any time and without the consent of the holders of the Series 2020C Junior Subordinated Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Series 2020C Junior Subordinated Notes (except for the public offering price and issue date and the initial interest accrual date and initial Interest Payment Date, if applicable). Any additional notes having such similar terms, together with the Series 2020C Junior Subordinated Notes, will constitute a single series of junior subordinated notes under the Subordinated Note Indenture.
Unless earlier redeemed, the entire principal amount of the Series 2020C Junior Subordinated Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on October 15, 2060. The Series 2020C Junior Subordinated Notes are not subject to any sinking fund provision. The Series 2020C Junior Subordinated Notes are available for purchase in denominations of $25.00 and integral multiples of $25.00 in excess thereof.
Interest
The Series 2020C Junior Subordinated Notes will bear interest at the rate of        % per annum (the “Securities Rate”) from the date of original issuance. Subject to the Company’s right to defer interest payments as described below, interest will be payable quarterly in arrears on January 15, April 15, July 15 and October 15, of each year to the person in whose name such Series 2020C Junior Subordinated Note is registered at the close of business (i) on the Business Day immediately preceding such Interest Payment Date if the Series 2020C Junior Subordinated Notes are in book-entry only form or (ii) on the 15th calendar day preceding such Interest Payment Date if the Series 2020C Junior Subordinated Notes are not in book-entry only form (whether or not a Business Day), provided that interest payable at maturity or on a redemption date will be paid to the person to whom principal is payable. The initial Interest Payment Date is January 15, 2021. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series 2020C Junior Subordinated Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date.
“Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Subordinated Note Indenture Trustee’s corporate trust office is closed for business.
Option to Defer Interest Payments
So long as no Event of Default under the Subordinated Note Indenture has occurred and is continuing, at the Company’s option, it may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Series 2020C Junior Subordinated Notes by extending the interest payment period for up to 40 consecutive quarterly periods (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the maturity date of the Series 2020C Junior Subordinated Notes or end on a day other than an Interest Payment Date. Any deferred interest on the Series 2020C Junior Subordinated Notes will accrue additional interest at the Securities Rate from the applicable Interest Payment Date to the date of payment, compounded quarterly (such deferred interest and additional interest accrued thereon, “Additional Interest”), to the extent permitted under applicable law. No interest will be due and payable on the Series 2020C Junior Subordinated Notes until the end of an Optional Deferral Period, except upon a redemption of the Series 2020C Junior Subordinated Notes during such Optional Deferral Period.
At the end of an Optional Deferral Period or on any redemption date, the Company will be obligated to pay all accrued and unpaid interest, including any Additional Interest. Once the Company pays all accrued and unpaid interest payments on the Series 2020C Junior Subordinated Notes, including any Additional Interest, the Company can again defer interest payments on the Series 2020C Junior Subordinated Notes as described above, but not beyond the maturity date of the Series 2020C Junior Subordinated Notes.
The Company is required to provide to the Subordinated Note Indenture Trustee written notice of any optional deferral of interest at least 10 and not more than 60 Business Days prior to the earlier of (1) the next applicable Interest Payment Date or (2) the date, if any, upon which it is required to give notice of such Interest Payment Date or the record date therefor to the New York Stock Exchange or any applicable self-regulatory organization. In addition, the Company is required to deliver to the Subordinated Note Indenture Trustee an officers’ certificate stating that no default or Event of Default shall have occurred and be continuing. Subject to receipt of the officers’ certificate, the Subordinated Note Indenture Trustee is required to promptly forward such notice to each holder of record of the Series 2020C Junior Subordinated Notes.
Certain Limitations During an Optional Deferral Period
During an Optional Deferral Period, subject to the exceptions noted below, the Company shall not:

•	declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or

•
make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally with or junior to the Series 2020C Junior Subordinated Notes.

None of the foregoing, however, shall restrict:

•
any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock;

•	the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•	dividends, payments or distributions payable in shares of capital stock;

•
redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Company or any of its subsidiaries or in connection with a dividend reinvestment or stock purchase plan; or

•
any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.

Optional Redemption
At any time and from time to time on or after October 15, 2025, the Series 2020C Junior Subordinated Notes will be subject to redemption at the option of the Company in whole or in part upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Series 2020C Junior Subordinated Notes being redeemed plus accrued and unpaid interest (including any Additional Interest) on the Series 2020C Junior Subordinated Notes being redeemed to the redemption date.
If notice of redemption is given as aforesaid, the Series 2020C Junior Subordinated Notes so to be redeemed will, on the redemption date, become due and payable at the redemption price together with any accrued and unpaid interest thereon, and from and after such date (unless the Company has defaulted in the payment of the redemption price and accrued interest) such Series 2020C Junior Subordinated Notes shall cease to bear interest. If any Series 2020C Junior Subordinated Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the redemption date at the Securities Rate. See “Description of the Junior Subordinated Notes — Events of Default” in the accompanying Prospectus.
The Company may also redeem the Series 2020C Junior Subordinated Notes before October 15, 2025 (i) in whole, but not in part, if certain changes in tax laws, regulations or interpretations occur, at the redemption price and under the circumstances described below under “—Right to Redeem Upon a Tax Event” and (ii) in whole, but not in part, if a rating agency makes certain changes in the equity credit criteria for securities such as the Series 2020C Junior Subordinated Notes, at the redemption price and under the circumstances described below under “—Right to Redeem Upon a Rating Agency Event.”
Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series 2020C Junior Subordinated Notes by tender, in the open market or by private agreement.
Right to Redeem Upon a Tax Event
Before October 15, 2025, the Company may redeem, upon not less than 30 nor more than 60 days’ notice, in whole but not in part, the Series 2020C Junior Subordinated Notes following the occurrence of a Tax Event (as defined below), at 100% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to the redemption date.
A “Tax Event” happens when the Company has received an opinion of counsel experienced in tax matters that, as a result of:

•
any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•
an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

•
any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

•
a threatened challenge asserted in writing in connection with the Company’s audit or an audit of any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Series 2020C Junior Subordinated Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known after the date of the original issuance of the Series 2020C Junior Subordinated Notes, there is more than an insubstantial risk that interest payable by the Company on the Series 2020C Junior Subordinated Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.
Right to Redeem Upon a Rating Agency Event
Before October 15, 2025, the Company may redeem, upon not less than 30 nor more than 60 days’ notice, in whole but not in part, the Series 2020C Junior Subordinated Notes following the occurrence of a Rating Agency Event (as defined below), at

102% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to the redemption date.
“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities such as the Series 2020C Junior Subordinated Notes on the date of original issuance of the Series 2020C Junior Subordinated Notes, which change reduces the amount of equity credit assigned to the Series 2020C Junior Subordinated Notes as compared with the amount of equity credit that such rating agency had assigned to the Series 2020C Junior Subordinated Notes as of the date of original issuance thereof.
Ranking
The Company’s payment obligations under the Series 2020C Junior Subordinated Notes will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of its Senior Indebtedness, whether presently existing or from time to time hereafter incurred, created, assumed or existing. See “Description of the Junior Subordinated Notes — Subordination” in the accompanying Prospectus.
Events of Default
The following are the “Events of Default” with respect to the Series 2020C Junior Subordinated Notes, which are modified from the events of default described in the accompanying Prospectus:

•	failure to pay principal of, or premium, if any, on or interest on the Series 2020C Junior Subordinated Notes when due at maturity or earlier redemption;

•
failure to pay interest on the Series 2020C Junior Subordinated Notes (including Additional Interest) when due and payable (other than at maturity or upon earlier redemption) that continues for 30 days (subject to the Company’s right to optionally defer interest payments); or

•	certain events of bankruptcy, insolvency or reorganization involving the Company.
With respect to the Series 2020C Junior Subordinated Notes, the term “Default” means the following event: default in the performance or breach of any covenant or warranty of the Company in the Subordinated Note Indenture (other than (i) a covenant or warranty a default in whose performance or whose breach is addressed in the preceding paragraph or (ii) certain other covenants and warranties inapplicable to the Series 2020C Junior Subordinated Notes), and continuance of such default or breach for a period of 90 days after specified written notice to the Company by the Subordinated Note Indenture Trustee, or to the Company and the Subordinated Note Indenture Trustee by the holders of at least 25% in principal amount of the outstanding Series 2020C Junior Subordinated Notes.
Upon the occurrence and continuance of a Default, the Subordinated Note Indenture Trustee and the holders of the Series 2020C Junior Subordinated Notes will have the same rights and remedies, and will be subject to the same limitations, restrictions, protections and exculpations, and the Company will be subject to the same obligations and restrictions, in each case, as would apply if such Default was an Event of Default or an event which after notice or lapse of time or both would become an Event of Default; provided that the principal of and accrued interest on the Series 2020C Junior Subordinated Notes may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default will be null and void with respect to the Series 2020C Junior Subordinated Notes; provided, further that in case a Default has occurred and is continuing, the Subordinated Note Indenture Trustee will not be subject to the requirement to exercise, with respect to the Series 2020C Junior Subordinated Notes, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs, unless an Event of Default has occurred and is continuing.
Information Concerning the Subordinated Note Indenture Trustee
An affiliate of the Subordinated Note Indenture Trustee, Wells Fargo Securities, LLC, is acting as an underwriter and a representative of the underwriters in this offering.
Agreement by Holders to Certain Tax Treatment
Each holder of the Series 2020C Junior Subordinated Notes will, by accepting the Series 2020C Junior Subordinated Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Series 2020C Junior Subordinated

Notes constitute debt and will treat the Series 2020C Junior Subordinated Notes as debt for United States federal, state and local tax purposes.
Book-Entry Only Issuance - The Depository Trust Company
DTC will act as the initial securities depository for the Series 2020C Junior Subordinated Notes. The Series 2020C Junior Subordinated Notes offered hereby will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global Series 2020C Junior Subordinated Notes certificates will be issued, representing in the aggregate the total principal amount of Series 2020C Junior Subordinated Notes, and will be deposited with the Junior Subordinated Note Indenture Trustee on behalf of DTC. Investors may hold interests in the Series 2020C Junior Subordinated Notes offered hereby through DTC if they are participants in DTC or indirectly through organizations that are participants in DTC, including Euroclear Bank S.A./N.V., as operator of the Euroclear system, or Clearstream Banking, société anonyme, Luxembourg (“Clearstream”).
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds and provides asset servicing for over 3.5 million issues of United States and non-United States equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both United States and non-United States securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both United States and non-United States securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Direct and Indirect Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this Prospectus Supplement.
Purchases of Series 2020C Junior Subordinated Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series 2020C Junior Subordinated Notes on DTC’s records. The ownership interest of each actual purchaser of each Series 2020C Junior Subordinated Note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners, however, are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series 2020C Junior Subordinated Notes. Transfers of ownership interests in the Series 2020C Junior Subordinated Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series 2020C Junior Subordinated Notes, except in the event that use of the book-entry system for the Series 2020C Junior Subordinated Notes is discontinued.
To facilitate subsequent transfers, all Series 2020C Junior Subordinated Notes deposited by Direct Participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series 2020C Junior Subordinated Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series 2020C Junior Subordinated Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Series 2020C Junior Subordinated Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the Series 2020C Junior Subordinated Notes are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such Series 2020C Junior Subordinated Notes to be redeemed.

Although voting with respect to the Series 2020C Junior Subordinated Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Series 2020C Junior Subordinated Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Series 2020C Junior Subordinated Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Payments on the Series 2020C Junior Subordinated Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or the Junior Subordinated Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.
Except as provided herein, a Beneficial Owner of a global Series 2020C Junior Subordinated Note will not be entitled to receive physical delivery of Series 2020C Junior Subordinated Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series 2020C Junior Subordinated Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series 2020C Junior Subordinated Note.
DTC may discontinue providing its services as securities depository with respect to the Series 2020C Junior Subordinated Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Series 2020C Junior Subordinated Notes certificates will be required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Series 2020C Junior Subordinated Notes. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company’s decision, but will only withdraw beneficial interests from a global Series 2020C Junior Subordinated Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series 2020C Junior Subordinated Notes will be printed and delivered to the applicable Direct or Indirect Participant.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but neither the Company nor any underwriter takes any responsibility for the accuracy thereof. Neither the Company nor any underwriter has any responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.
Global Clearance and Settlement Procedures
Secondary market trading between Clearstream participants and/or Euroclear system participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear system, as applicable.
Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear system participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its United States depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its United States depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear system participants may not deliver instructions directly to their respective United States depositaries.
Because of time-zone differences, credits of Series 2020C Junior Subordinated Notes received in Clearstream or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Series 2020C Junior Subordinated Notes settled during such processing will be reported to the relevant Euroclear system participant or Clearstream participant on such business day. Cash received in Clearstream or the Euroclear system as a result of sales of the

Series 2020C Junior Subordinated Notes by or through a Clearstream participant or a Euroclear system participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear system cash account only as of the business day following settlement in DTC.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of the material United States federal income tax considerations relevant to the acquisition, ownership and disposition of the Series 2020C Junior Subordinated Notes, and insofar as it relates to matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of the Company’s tax counsel, Troutman Pepper Hamilton Sanders LLP. Except where noted, this discussion only applies to Series 2020C Junior Subordinated Notes that are held as capital assets by holders who purchase the Series 2020C Junior Subordinated Notes upon their original issuance at the original offering price. This discussion does not describe all of the material tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, regulated investment companies, real estate investment trusts, banks, insurance companies, tax-exempt entities, certain former citizens or residents of the United States, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, partnerships and other pass-through entities (and persons holding the Series 2020C Junior Subordinated Notes through a partnership or other pass-through entity), holders whose functional currency is not the United States dollar, passive foreign investment companies, controlled foreign corporations and corporations that accumulate earnings to avoid United States federal income tax, or persons holding the Series 2020C Junior Subordinated Notes as part of a hedge, straddle or other integrated transaction. In addition, this discussion does not address the effect of any state, local, foreign or other tax laws or any United States federal estate, gift or alternative minimum tax considerations. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.
As used in this Prospectus Supplement, the term “United States Holder” means a beneficial owner of a Series 2020C Junior Subordinated Note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) that was in existence on August 20, 1996 and has a valid election is in effect under applicable Treasury regulations to be treated as a domestic trust.

The term “Non-United States Holder” means a beneficial owner of a Series 2020C Junior Subordinated Note that is neither a United States Holder nor a partnership (or other pass-through entity).
If a partnership holds Series 2020C Junior Subordinated Notes, the tax treatment of the partnership and its partners will generally depend on the status of the partner and the activities of the partnership and its partners. If a holder of Series 2020C Junior Subordinated Notes is a partnership or a partner in such a partnership, such holder should consult with its own tax advisors regarding the United States federal income tax considerations of the purchase, ownership and disposition of Series 2020C Junior Subordinated Notes.
Persons considering purchasing the Series 2020C Junior Subordinated Notes should consult their own tax advisors regarding the United States federal income tax considerations relating to the purchase, ownership and disposition of the Series 2020C Junior Subordinated Notes in light of their particular circumstances, as well as the effect of any state, local, foreign or other tax laws.
Classification of the Series 2020C Junior Subordinated Notes as Indebtedness
The determination of whether a security should be classified as indebtedness or equity for United States federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the Series 2020C Junior Subordinated Notes and no rulings have been sought, or are expected to be sought, from the Internal Revenue Service (the “IRS”). In the opinion of Troutman Pepper Hamilton Sanders LLP, under current law, based upon the facts contained in this Prospectus

Supplement and assuming full compliance with the terms of the Subordinated Note Indenture and other relevant documents, and based on certain assumptions and representations relied upon in rendering such opinion, the Series 2020C Junior Subordinated Notes constitute indebtedness of the Company for United States federal income tax purposes (although there is no controlling authority directly on point). This opinion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with this opinion. If the IRS were to challenge successfully the classification of the Series 2020C Junior Subordinated Notes as indebtedness of the Company, interest payments on the Series 2020C Junior Subordinated Notes would be treated for United States federal income tax purposes as dividends to the extent of the Company’s current or accumulated earnings and profits. In the case of Non-United States Holders, distributions treated as dividends would be subject to withholding of United States income tax, except to the extent provided by an applicable income tax treaty. Holders should consult their own tax advisors regarding their particular tax consequences if the Series 2020C Junior Subordinated Notes are not treated as indebtedness for United States federal income tax purposes.
The Company agrees, and by acquiring an interest in a Series 2020C Junior Subordinated Note, each beneficial owner of a Series 2020C Junior Subordinated Note will agree to treat the Series 2020C Junior Subordinated Notes as indebtedness of the Company for United States federal income tax purposes. The remainder of this discussion assumes that the Series 2020C Junior Subordinated Notes are classified as indebtedness for United States federal income tax purposes.
United States Holders
Gains Upon Disposition
In the case of a sale or other disposition (including a retirement) of a Series 2020C Junior Subordinated Note, a United States Holder will generally recognize gain or loss equal to the difference, if any, between the amount received (other than any amount representing accrued but unpaid interest, which will be treated as interest income to the extent not previously included in income) and the United States Holder’s adjusted tax basis in the Series 2020C Junior Subordinated Note.
A gain or loss recognized by a United States Holder on a sale or other disposition of a Series 2020C Junior Subordinated Note generally will constitute capital gain or loss. Capital gains recognized by a non-corporate United States Holder upon the sale or other disposition of a Series 2020C Junior Subordinated Note that is held for more than one year are generally eligible for reduced rates of United States federal income taxation. The ability of a United States Holder to deduct capital losses is limited.
Medicare Tax
Certain United States Holders that are individuals, estates or trusts are subject to a 3.8% Medicare tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of the Series 2020C Junior Subordinated Notes. Each United States Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of this Medicare tax to its income and gains in respect of its investment in the Series 2020C Junior Subordinated Notes.
Backup Withholding and Information Reporting
Information reporting requirements generally apply in connection with payments on the Series 2020C Junior Subordinated Notes to, and the proceeds from a sale or other disposition of the Series 2020C Junior Subordinated Notes by, non-corporate United States Holders. A United States Holder will be subject to a backup withholding tax on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and fails to comply with certain certification procedures or otherwise establish an exemption from backup withholding. Any backup withholding from a payment to a United States Holder will be allowed as a credit against such United States federal income tax liability, or may entitle such United States Holder to a refund, provided that the required information is timely furnished to the IRS. United States Holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.
Interest Income and Original Issue Discount
Special rules apply with respect to debt instruments that are issued with original issue discount (“OID”). The Company does not intend that the Series 2020C Junior Subordinated Notes will be issued with OID. However, under applicable Treasury regulations regarding OID, the possibility that interest on the Series 2020C Junior Subordinated Notes might be deferred (see “Description of the Series 2020C Junior Subordinated Notes—Option to Defer Interest Payments”) could result in the Series 2020C Junior Subordinated Notes being treated as issued with OID, unless the likelihood of such deferral is considered remote. The Company believes, and intends to take the position, that the likelihood of interest deferral on the Series 2020C Junior Subordinated Notes is remote, within the meaning of the Treasury regulations, in part because the exercise of the option to defer payments of stated interest on the Series 2020C Junior Subordinated Notes would generally prevent the Company from: (1)

declaring or paying any dividend or distribution on the Company’s capital stock; (2) redeeming, purchasing, acquiring or making a liquidation payment with respect to any of the Company’s capital stock; (3) paying any principal, interest or premium on, or repaying, repurchasing or redeeming any of the Company’s debt securities that are equal or junior in right of payment with the Series 2020C Junior Subordinated Notes; or (4) making any payments with respect to any Company guarantee of debt securities if such guarantee is equal or junior in right of payment to the Series 2020C Junior Subordinated Notes. Similarly, in certain circumstances, the Company may be obligated to pay amounts in excess of stated interest on or principal of the Series 2020C Junior Subordinated Notes (“Excess Payments”). Such Excess Payments will not affect the amount of interest income that a United States Holder recognizes if there is only a remote likelihood that such Excess Payments will be made. The Company believes, and intends to take the position, that the likelihood that it will make any such Excess Payments is remote. The Company’s determination regarding the remoteness of these contingencies is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. Based on these positions, the Series 2020C Junior Subordinated Notes should not be treated as having been issued with OID. Accordingly, except as set forth below, interest paid on the Series 2020C Junior Subordinated Notes should be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with such United States Holder’s method of accounting for United States federal income tax purposes.
There can be no assurance that the IRS or a court will agree with the foregoing positions. The meaning of the term “remote” in the Treasury regulations has not been addressed in any rulings or other interpretations by the IRS or by any court. The IRS may take a position contrary to that described above, which could affect the amount and timing of income, as described below, and potentially the character of income (including gain) from the Series 2020C Junior Subordinated Notes. United States Holders should consult their own tax advisors regarding the appropriate tax treatment of income on the Series 2020C Junior Subordinated Notes.
If the IRS successfully challenged the Company’s position regarding the remoteness of the contingencies described above, or if interest were in fact deferred, (a) the Series 2020C Junior Subordinated Notes would be treated as issued with OID at the time of issuance or at the time that any such deferral actually occurs, as the case may be, or (b) the Series 2020C Junior Subordinated Notes could be treated as “contingent payment debt instruments.” In the case of the former treatment, all remaining stated interest on the Series 2020C Junior Subordinated Notes would thereafter be treated as OID as long as the Series 2020C Junior Subordinated Notes are outstanding. In such an event, a United States Holder would be required to include, in taxable income, interest on the Series 2020C Junior Subordinated Notes as it accrues, regardless of its method of accounting, calculated using a constant yield method under applicable Treasury regulations and actual cash payments of stated interest on the Series 2020C Junior Subordinated Notes would not be included in taxable income.
If the Series 2020C Junior Subordinated Notes are treated as “contingent payment debt instruments,” a United States Holder would be required to accrue, based on the estimated Excess Payments, interest income on the Series 2020C Junior Subordinated Notes in excess of stated interest and treat as ordinary income, rather than as capital gain, any income realized on the taxable disposition of the Series 2020C Junior Subordinated Notes. In the event any such Excess Payments are made and vary from the estimated amounts, the United States Holder will be required to recognize appropriate adjustments to such accrued interest income.
If the Series 2020C Junior Subordinated Notes are deemed to be issued with OID at the time of issuance, or at a subsequent time by reason of an actual interest deferral, or are deemed to be contingent payment debt instruments, a beneficial owner’s tax basis in the Series 2020C Junior Subordinated Notes generally will be its initial purchase price (net of accrued interest paid upon purchase), increased by OID previously includible in that beneficial owner’s gross income to the date of disposition, and decreased by payments received by that beneficial owner on the Series 2020C Junior Subordinated Note since and including the date that the Series 2020C Junior Subordinated Notes were deemed to be issued with OID. Unless otherwise indicated, the remainder of this discussion assumes that the Series 2020C Junior Subordinated Notes are not treated as issued with OID and are not contingent payment debt instruments.
If a holder of Series 2020C Junior Subordinated Notes sells its Series 2020C Junior Subordinated Notes before the record date for a payment of interest after the commencement of an Optional Deferral Period, such holder will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the relevant accrual period. Moreover, the accrued OID will be added to such selling holder’s adjusted tax basis in the Series 2020C Junior Subordinated Notes but may not be reflected in the amount such holder realizes on the sale. To the extent the amount realized on a sale is less than a holder’s adjusted tax basis, the holder will recognize a capital loss for United States federal income tax purposes. The deductibility of capital losses is subject to limitations.
Non-United States Holders
Subject to the discussion below under “Foreign Account Tax Compliance Act Withholding,” and assuming that the Series 2020C Junior Subordinated Notes will be treated as indebtedness for United States federal income tax purposes, no withholding of

United States federal income tax will apply to a payment of interest on a Series 2020C Junior Subordinated Note to a Non-United States Holder under the “Portfolio Interest Exemption,” provided that:

•	such payment is not effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States;

•	the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote;

•	the Non-United States Holder is not a controlled foreign corporation that is related directly or constructively to the Company through stock ownership;

•
the Non-United States Holder is not a bank that acquired the Series 2020C Junior Subordinated Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•
the Non-United States Holder provides the withholding agent, in accordance with specified procedures, with a statement to the effect that such holder is not a United States person (generally by providing a properly executed IRS Form W-8BEN or W-8BEN-E).

If a Non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments of interest on the Series 2020C Junior Subordinated Notes (including payments in respect of OID, if any, on the Series 2020C Junior Subordinated Notes) made to such Non-United States Holder will be subject to a 30% United States federal withholding tax, unless that holder provides the paying agent with a properly executed statement
(i) claiming an exemption from or reduction of withholding tax under an applicable income tax treaty (generally on an IRS Form W-8BEN or W-8BEN-E); or
(ii) stating that the payment on the Series 2020C Junior Subordinated Notes is not subject to withholding tax because it is effectively connected to that holder’s conduct of a trade or business in the United States (generally on an IRS Form W-8ECI).
If a Non-United States Holder is engaged in a trade or business in the United States (and, if an applicable United States income tax treaty applies, if the Non-United States Holder maintains a permanent establishment within the United States) and the interest on the Series 2020C Junior Subordinated Notes is effectively connected with the conduct of that trade or business (and, if an applicable United States income tax treaty applies, attributable to that permanent establishment), that Non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that Non-United States Holder were a United States Holder. In addition, if such Non-United States Holder is a foreign corporation, it may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
Any gain realized by a Non-United States Holder on the sale, exchange, redemption or retirement of a Series 2020C Junior Subordinated Note generally will not be subject to United States federal income tax unless:

•
such gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained by the Non-United States Holder within the United States); or

•	the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.
The amount of interest paid on the Series 2020C Junior Subordinated Notes to Non-United States Holders generally must be reported annually to the IRS. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable income tax treaty. Copies of the information returns reflecting income in respect of the Series 2020C Junior Subordinated Notes may also be made available to the tax authorities in the country in which the Non-United States Holder is a resident under the provisions of an applicable income tax treaty or information sharing agreement.
A Non-United States Holder will generally not be subject to additional information reporting or to backup withholding with respect to payments on the Series 2020C Junior Subordinated Notes or to information reporting or backup withholding with respect to proceeds from the sale or other disposition of Series 2020C Junior Subordinated Notes to or through a United States office of any broker, as long as the holder:

•	has furnished to the payor or broker a valid IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, the Non-United States Holder’s status as a non-United States person;

•	has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with applicable Treasury regulations; or

•	otherwise establishes an exemption.
The payment of the proceeds from a sale or other disposition of Series 2020C Junior Subordinated Notes to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, a sale or disposition of Series 2020C Junior Subordinated Notes will be subject to information reporting, but not backup withholding, if it is to or through a foreign office of a United States broker or a non-United States broker with certain enumerated connections with the United States unless the documentation requirements described above are met or the holder otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be allowed as a credit against such holder’s United States federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-United States Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.
Foreign Account Tax Compliance Act Withholding
A withholding tax of 30% will apply to interest income paid on Series 2020C Junior Subordinated Notes held by a Non-United States Holder where the Non-United States Holder is (i) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), or (ii) a foreign entity that is not a financial institution (as a beneficial owner or as an intermediary), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-United States Holder of Series 2020C Junior Subordinated Notes might be eligible for a refund or credit of such taxes, and a Non-United States Holder might be required to file a United States federal income tax return to claim such refund or credit. The Company will not pay any additional amounts to “gross up” payments to holders as a result of any withholding or deduction for such taxes. Non-United States Holders of Series 2020C Junior Subordinated Notes are encouraged to consult with their tax advisors regarding the possible implications of these withholding requirements on their investment in the Series 2020C Junior Subordinated Notes, including the recently issued IRS guidance that extends the start date for certain aspects of the withholding rules.
THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE SERIES 2020C JUNIOR SUBORDINATED NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)
Subject to the terms and conditions of an underwriting agreement (the “Underwriting Agreement”), the Company has agreed to sell to each of the underwriters named below (the “Underwriters”) for whom Wells Fargo Securities, LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC are acting as representatives (the “Representatives”) and each of the Underwriters has severally agreed to purchase from the Company the principal amount of the Series 2020C Junior Subordinated Notes set forth opposite its name below:

Underwriters	Principal Amount of Series 2020C Junior Subordinated Notes
Wells Fargo Securities, LLC	$
BofA Securities, Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Goldman Sachs & Co. LLC
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.
Loop Capital Markets LLC
Samuel A. Ramirez & Company, Inc.
Total	$
The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series 2020C Junior Subordinated Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. In the Underwriting Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all of the Series 2020C Junior Subordinated Notes offered hereby, if any of the Series 2020C Junior Subordinated Notes are purchased. The offering of the Series 2020C Junior Subordinated Notes by the Underwriters is subject to receipt and acceptance of the Series 2020C Junior Subordinated Notes and subject to the Underwriters’ right to reject any order in whole or in part.
The Underwriters propose to offer the Series 2020C Junior Subordinated Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and may offer the Series 2020C Junior Subordinated Notes to certain dealers at such price less a concession not in excess of $         per Series 2020C Junior Subordinated Note; provided that the concession will be $         per Series 2020C Junior Subordinated Note for sales to institutions. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $          per Series 2020C Junior Subordinated Note; provided that there will be no such concession with respect to sales to institutions. After the initial public offering of the Series 2020C Junior Subordinated Notes, the offering price and other selling terms may be changed.
The Series 2020C Junior Subordinated Notes are a new issue of securities with no established trading market. The Company intends to apply to list the Series 2020C Junior Subordinated Notes on the New York Stock Exchange. If the application is approved, the Company expects trading in the Series 2020C Junior Subordinated Notes to begin within 30 days after the date that the Series 2020C Junior Subordinated Notes are first issued.
The Underwriters may make a market in the Series 2020C Junior Subordinated Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series 2020C Junior Subordinated Notes or that an active public market for the Series 2020C Junior Subordinated Notes will develop. If an active public trading market for the Series 2020C Junior Subordinated Notes does not develop, the market price and liquidity of the Series 2020C Junior Subordinated Notes may be adversely affected.
The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
The Company’s expenses associated with the offer and sale of the Series 2020C Junior Subordinated Notes (not including the underwriting discount) are estimated to be $                . The Underwriters have agreed to make a payment to the Company in an

amount equal to $                 , including in respect of expenses incurred by the Company in connection with the offering.
The Company has agreed with the Underwriters that, during the period of 15 days from the date of the Underwriting Agreement, it will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series 2020C Junior Subordinated Notes, any security convertible into, exchangeable into or exercisable for the Series 2020C Junior Subordinated Notes or any debt securities substantially similar to the Series 2020C Junior Subordinated Notes (except for the Series 2020C Junior Subordinated Notes issued pursuant to the Underwriting Agreement and the proposed Series 2020B Junior Subordinated Notes), without the prior written consent of the Representatives. This agreement does not apply to issuances of (i) commercial paper or other debt securities with scheduled maturities of less than one year or (ii) any Senior Indebtedness.
In order to facilitate the offering of the Series 2020C Junior Subordinated Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series 2020C Junior Subordinated Notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the Series 2020C Junior Subordinated Notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Series 2020C Junior Subordinated Notes, the Underwriters may bid for, and purchase, Series 2020C Junior Subordinated Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to the Underwriters or dealers for distributing Series 2020C Junior Subordinated Notes in this offering, if the Underwriters repurchase previously distributed Series 2020C Junior Subordinated Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series 2020C Junior Subordinated Notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time without notice.
In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.
Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series 2020C Junior Subordinated Notes. In addition, neither the Company nor any Underwriter makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.
It is expected that delivery of the Series 2020C Junior Subordinated Notes will be made, against payment for the Series 2020C Junior Subordinated Notes, on or about September      , 2020, which will be the           business day following the pricing of the Series 2020C Junior Subordinated Notes. Under Rule 15c6-1 under the 1934 Act, purchases or sales of securities in the secondary market generally are required to settle within two business days (T+2), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the Series 2020C Junior Subordinated Notes who wish to trade the Series 2020C Junior Subordinated Notes on the date of this Prospectus Supplement or the next               succeeding business day(s) will be required, because the Series 2020C Junior Subordinated Notes will settle within          business days (T+    ), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Series 2020C Junior Subordinated Notes who wish to trade on the date of this Prospectus Supplement or the next               succeeding business day(s) should consult their own legal advisors.
In the ordinary course of business, the Underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking, investment banking, sales and trading, investment research, principal investment, hedging, market making, asset leasing treasury services and other financial and non-financial activities and services for the Company and its affiliates, for which they received, or will continue to receive, customary fees or compensation. In addition, an affiliate of the Subordinated Note Indenture Trustee, Wells Fargo Securities, LLC, is acting as an Underwriter and a Representative of the several Underwriters in the offering.
In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities), loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates. Certain of the Underwriters or their affiliates that have a lending relationship with the Company routinely hedge, and certain of those other Underwriters or their affiliates may hedge, their credit exposure to the Company consistent with their customary risk management policies. Typically, such Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the Company’s securities, including potentially the Series 2020C Junior Subordinated Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Series 2020C Junior Subordinated Notes. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Loop Capital Markets LLC has entered into a referral agreement with Northern Trust Securities, Inc., a Financial Industry Regulatory Authority, Inc. (“FINRA”) member and subsidiary of Northern Trust Corporation, pursuant to which it will pay a referral fee to Northern Trust Securities, Inc. in connection with this offering.
Conflicts of Interest
Certain of the Underwriters or their affiliates hold a portion of the indebtedness that the Company intends to repay using a portion of the net proceeds from the sale of the Series 2020C Junior Subordinated Notes. It is possible that one or more of the Underwriters or their affiliates could receive 5% or more of the net proceeds from the sale of the Series 2020C Junior Subordinated Notes, and, in that case, such Underwriter would be deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. In the event of any such conflict of interest, such Underwriter would be required to conduct the distribution of the Series 2020C Junior Subordinated Notes in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such Underwriter would not be permitted to confirm a sale of a Series 2020C Junior Subordinated Note in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
Selling Restrictions
Canada
Each Underwriter has represented and agreed that the Series 2020C Junior Subordinated Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Series 2020C Junior Subordinated Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Prospectus Supplement or the accompanying Prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
The Series 2020C Junior Subordinated Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”) or in the United Kingdom (“U.K.”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129/EU (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Series 2020C Junior Subordinated Notes or otherwise making them available to retail investors in the EEA or in the U.K. has been prepared and therefore offering or selling the Series 2020C Junior Subordinated Notes or otherwise making them available to any retail investor in the EEA or in the U.K., may be unlawful under the PRIIPs Regulation.
This Prospectus Supplement and the accompanying Prospectus have been prepared on the basis that any offer of the Series 2020C Junior Subordinated Notes in any Member State of the EEA or in the U.K. will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the Series 2020C Junior Subordinated Notes. This Prospectus Supplement and the accompanying Prospectus are not a prospectus for the purposes of the Prospectus Regulation.
Hong Kong
Each Underwriter has represented and agreed that the Series 2020C Junior Subordinated Notes have not been and may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the

Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Series 2020C Junior Subordinated Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Series 2020C Junior Subordinated Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
The Series 2020C Junior Subordinated Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each Underwriter has represented and agreed that it will not offer or sell any Series 2020C Junior Subordinated Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used in this paragraph means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Korea
The Series 2020C Junior Subordinated Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Each Underwriter has represented and agreed that the Series 2020C Junior Subordinated Notes may not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Series 2020C Junior Subordinated Notes, the Series 2020C Junior Subordinated Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the Regulation on Issuance, Public Disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the Series 2020C Junior Subordinated Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20% of the aggregate issue amount of the Series 2020C Junior Subordinated Notes, (c) the Series 2020C Junior Subordinated Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant purchase agreement, the subscription agreement and the offering circular and (e) the Company and the Underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.
Singapore
This Prospectus Supplement and the accompanying Prospectus have not been registered as a prospectus with the Monetary Authority of Singapore (the “MAS”). Accordingly, the Underwriters have represented and agreed that they have not offered or sold any Series 2020C Junior Subordinated Notes or caused the Series 2020C Junior Subordinated Notes to be made the subject of an invitation for subscription or purchase nor will they offer or sell the Series 2020C Junior Subordinated Notes or cause the Series 2020C Junior Subordinated Notes to be made the subject of an invitation for subscription or purchase, nor have they circulated or distributed nor will they circulate or distribute this Prospectus Supplement, the accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Series 2020C Junior Subordinated Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Series 2020C Junior Subordinated Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)     a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Series 2020C Junior Subordinated Notes under Section 275 except:
(1)     to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(2)     where no consideration is or will be given for the transfer;
(3)     where the transfer is by operation of law;
(4)     as specified in Section 276(7) of the SFA; or
(5)     as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Bonds) Regulations 2005 of Singapore.
Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Series 2020C Junior Subordinated Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAAN16: Notice on Recommendations on Investment Products).
Switzerland
This Prospectus Supplement is not intended to constitute an offer or solicitation to purchase or invest in the Series 2020C Junior Subordinated Notes. The Series 2020C Junior Subordinated Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Series 2020C Junior Subordinated Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this Prospectus Supplement nor any other offering or marketing material relating to the Series 2020C Junior Subordinated Notes constitutes a prospectus pursuant to the FinSA, and neither this Prospectus Supplement nor any other offering or marketing material relating to the Series 2020C Junior Subordinated Notes may be publicly distributed or otherwise made publicly available in Switzerland.
Taiwan
Each Underwriter has represented and agreed that the Series 2020C Junior Subordinated Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, The Republic of China (“Taiwan”) pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Series 2020C Junior Subordinated Notes in Taiwan.
United Arab Emirates
This Prospectus Supplement and the accompanying Prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority, a regulatory authority of the Dubai International Financial Centre.
This Prospectus Supplement and the accompanying Prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each Underwriter has represented and agreed that the Series 2020C Junior Subordinated Notes have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange.
The issue and/or sale of the Series 2020C Junior Subordinated Notes has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise) and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

United Kingdom
This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) through (d) of the Order (all such persons together being referred to as “relevant persons”). The Series 2020C Junior Subordinated Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Series 2020C Junior Subordinated Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this Prospectus Supplement and the accompanying Prospectus or any of their contents.
Each Underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Series 2020C Junior Subordinated Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series 2020C Junior Subordinated Notes in, from or otherwise involving the United Kingdom.
LEGAL MATTERS
Certain legal matters in connection with the offering of the Series 2020C Junior Subordinated Notes will be passed upon for the Company by Troutman Pepper Hamilton Sanders LLP and for the Underwriters by Hunton Andrews Kurth LLP. From time to time, Hunton Andrews Kurth LLP acts as counsel to affiliates of the Company for some matters.
EXPERTS
The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus Supplement and the accompanying Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
The Southern Company
Common Stock
Senior Notes
Junior Subordinated Notes
Stock Purchase Contracts
Stock Purchase Units

________________________________________________________________
We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.
The Southern Company’s common stock is listed on the New York Stock Exchange under the symbol “SO.”
See “Risk Factors” on page 1 for information on certain risks related to the purchase of securities offered by this Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________________________________________________________

February 21, 2018

ABOUT THIS PROSPECTUS
This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “1933 Act”). Under the shelf process, The Southern Company (the “Company”) may sell, in one or more transactions,

●	common stock (the “Common Stock”),

●	senior notes (the “Senior Notes”),

●	junior subordinated notes (the “Junior Subordinated Notes”),

●	stock purchase contracts (the “Stock Purchase Contracts”), or

●	stock purchase units (the “Stock Purchase Units”).
This Prospectus provides a general description of those securities. Each time the Company sells securities, the Company will provide a prospectus supplement that will contain specific information about the terms of that offering (“Prospectus Supplement”). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with the additional information under the heading “Available Information.”
RISK FACTORS
Investing in the Company’s securities involves risk. Please see the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus.
AVAILABLE INFORMATION
The Company has filed with the Commission a registration statement on Form S-3 (the “Registration Statement,” which term encompasses any amendments to the Registration Statement and exhibits to the Registration Statement) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, to which reference is made.
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated by reference in this Prospectus and made a part of this Prospectus:
(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;
(b) all information in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 7, 2017, to the extent incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016; and
(c) the Company’s Current Reports on Form 8-K dated February 6, 2018 and February 12, 2018.
All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and made a part of this Prospectus from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated by reference in this Prospectus (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference in this Prospectus). Such requests should be directed to Melissa K. Caen, Assistant Corporate Secretary, The Southern Company, 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, telephone (404) 506-5000.
THE SOUTHERN COMPANY
The Company was incorporated under the laws of Delaware on November 9, 1945. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000.
The Company owns all the outstanding common stock of Alabama Power Company (“Alabama Power”), Georgia Power Company (“Georgia Power”), Gulf Power Company and Mississippi Power Company, each of which is an operating public utility company. The traditional electric operating companies supply electric service in the states of Alabama, Georgia, Florida and Mississippi. In addition, the Company owns all of the common stock of Southern Power Company (“Southern Power”), which is also an operating public utility company. Southern Power develops, constructs, acquires, owns, and manages generation assets, including renewable energy projects, and sells electricity at market-based rates in the wholesale market.
Southern Company Gas, which was acquired by the Company in July 2016, is an energy services holding company whose primary business is the distribution of natural gas in seven states - Illinois, Georgia, Virginia, New Jersey, Florida, Tennessee, and Maryland - through natural gas distribution utilities. On October 15, 2017, a subsidiary of Southern Company Gas entered into agreements for the sale of the assets of two of Southern Company Gas’ natural gas distribution utilities, Elizabethtown Gas and Elkton Gas. Southern Company Gas is also involved in several other businesses that are complementary to the distribution of natural gas.
The Company also owns all of the outstanding common stock or membership interests of Southern Communications Services, Inc. (“Southern Linc”), Southern Company Holdings, Inc. (“Southern Holdings”), Southern Nuclear Operating Company, Inc. (“Southern Nuclear”), PowerSecure, Inc. (“PowerSecure”), and other direct and indirect subsidiaries. Southern Linc provides digital wireless communications for use by the Company and its subsidiary companies and also markets these services to the public and provides fiber optics services within the Southeast. Southern Holdings is an intermediate holding company subsidiary, primarily for the Company’s investments in leveraged leases and energy-related funds and companies, and for other electric and natural gas products and services. Southern Nuclear operates and provides services to Alabama Power’s and Georgia Power’s nuclear power plants and is currently managing construction of Plant Vogtle Units 3 and 4, which are co-owned by Georgia Power. PowerSecure is a provider of products and services in the areas of distributed generation infrastructure, energy efficiency, and utility infrastructure.
Alabama Power and Georgia Power each own 50% of the outstanding common stock of Southern Electric Generating Company (“SEGCO”). SEGCO is an operating public utility company that owns electric generating units. Alabama Power and Georgia Power are each entitled to one-half of SEGCO’s capacity and energy.
CERTAIN RATIOS
The following table sets forth the Ratios of Earnings to Fixed Charges for the periods indicated.

	Year Ended December 31,
	2013	2014	2015	2016	2017
Ratio of Earnings to Fixed Charges(1)	3.14	3.43	3.94	3.00	1.51

(1)
This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings Before Income Taxes” “Interest expense, net of amounts capitalized,” the distributed income of equity investees, the interest component of rental expense, the amortization of capitalized interest and the debt portion of allowance for funds used during construction, less “Dividends on Preferred and Preference Stock of Subsidiaries” and (ii) “Fixed Charges” consist of interest expense, capitalized interest, “Dividends on Preferred and Preference Stock of Subsidiaries,” the interest component of rental expense and the debt portion of allowance for funds used during construction. In computing “Fixed

Charges,” “Dividends on Preferred and Preference Stock of Subsidiaries” represent the before tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.
USE OF PROCEEDS
Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Company from the sale of the Common Stock, the Senior Notes, the Junior Subordinated Notes, the Stock Purchase Contracts or the Stock Purchase Units will be used to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes, including the investment by the Company in its subsidiaries.
DESCRIPTION OF THE COMMON STOCK
The authorized capital stock of the Company currently consists of 1,500,000,000 shares of Common Stock, par value $5 per share. As of December 31, 2017, there were 1,007,603,100 shares of common stock issued and outstanding.
All shares of Common Stock of the Company participate equally with respect to dividends and rank equally upon liquidation. Each holder is entitled to one vote for each share held and to cumulative voting at elections of directors under certain circumstances. The vote of two-thirds of the outstanding Common Stock is required to authorize or create preferred stock or to effect certain changes in the charter provisions affecting the Common Stock. No stockholder is entitled to preemptive rights.
The shares of Common Stock offered hereby will be fully paid and nonassessable by the Company and, therefore, will not be subject to further calls or assessment by the Company.
The transfer agent and registrar for the Common Stock is currently Equiniti Trust Company.
DESCRIPTION OF THE SENIOR NOTES
Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture dated as of January 1, 2007, between the Company and Wells Fargo Bank, National Association, as trustee (the “Senior Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Senior Note Indenture establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented, is referred to as the “Senior Note Indenture”). The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the “1939 Act”). Certain capitalized terms used and not defined in this section of the Prospectus are defined in the Senior Note Indenture.
General
The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank equally with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all existing and future secured debt of the Company. The Company had no secured debt outstanding at December 31, 2017. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of Senior Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors and preferred stockholders of each subsidiary. As of December 31, 2017, on a consolidated basis, the Company had approximately $48.1 billion of outstanding long-term debt (including securities due within one year), of which approximately $34.6 billion was long-term debt (including securities due within one year) of the Company’s subsidiaries. In addition, the Company had approximately $2.4 billion of short-term notes payable, of which approximately $1.8 billion was short-term notes payable of the Company’s subsidiaries. In addition, as of December 31, 2017, the Company’s subsidiaries had approximately $0.3 billion of preferred stock outstanding.
The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued under the Senior Note Indenture and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture. The Senior Note Indenture gives the Company the ability to reopen a previous issue of Senior Notes and issue additional Senior Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered by such Prospectus Supplement: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the date or dates, if any, after which such Senior Notes may be converted or exchanged at the option of the holder into or for shares of Common Stock of the Company and the terms for any such conversion or exchange; (ix) the denominations in which such Senior Notes shall be issuable; (x) if other than the principal amount of such Senior Notes, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity of such Senior Notes; (xi) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xii) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xiii) any other terms of such Senior Notes.
The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company.
Events of Default
Unless provided otherwise in the supplemental indenture relating to any series, the Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Senior Notes of such series:
(a) failure for 30 days to pay interest on the Senior Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; or
(b) failure to pay principal of, premium, if any, on or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or
(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or
(d) failure to observe or perform any other covenant or warranty of the Company in the Senior Note Indenture (other than a covenant or warranty which has expressly been included in the Senior Note Indenture solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or
(e) certain events of bankruptcy, insolvency or reorganization of the Company.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount of the Senior Notes due and payable immediately by notice in writing to the Company (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may, by written notice to the Company and the Senior Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series affected.

Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.
Payment and Paying Agent
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Note Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Senior Note Indenture contains provisions permitting the Company and the Senior Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series affected, to modify the Senior Note Indenture or the rights of the holders of the Senior Notes of such series; provided that no such modification may, without the consent of the holder of each outstanding Senior Note affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount of any Senior Note or the rate of interest on any Senior Note or any premium payable upon the redemption of any Senior Note, or change the method of calculating the rate of interest on any Senior Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Senior Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults under the Senior Note Indenture and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note affected thereby.
In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Senior Notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of, premium, if any, on and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Senior Note Indenture Event of Default, and no event which, after notice or lapse of time or both, would become a Senior Note Indenture Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Senior Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Senior Note Indenture Trustee
The Senior Note Indenture Trustee, prior to a Senior Note Indenture Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case a Senior Note Indenture Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Senior Note Indenture Trustee also serves as Subordinated Note Indenture Trustee. The Company and certain of its subsidiaries maintain deposit accounts and banking relationships with the Senior Note Indenture Trustee. The Senior Note Indenture Trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which securities of the Company and certain subsidiaries of the Company are outstanding.
Governing Law
The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties to the Senior Note Indenture and their respective successors and assigns.
DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES
Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture dated as of October 1, 2015, between the Company and Wells Fargo Bank, National Association, as trustee (the “Subordinated Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Subordinated Note Indenture establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is referred to as the “Subordinated Note Indenture”). The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used and not defined in this section of the Prospectus are defined in the Subordinated Note Indenture.
General
The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued under the Subordinated Note Indenture and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture. The Subordinated Note Indenture gives the Company the ability to reopen a previous issue of Junior Subordinated Notes and issue additional Junior Subordinated Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered by such Prospectus Supplement: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Junior Subordinated Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Notes; (viii) the date or dates, if any, after which such Junior Subordinated Notes may be converted or exchanged at the option of the holder into or for shares of Common Stock of the Company and the terms for any such conversion or exchange; (ix) the denominations in which such Junior Subordinated Notes shall be issuable; (x) if other than the principal amount of the Junior Subordinated Notes, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity of such Junior Subordinated Notes; (xi) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes; (xii) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xiii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and (xiv) any other terms of such Junior Subordinated Notes.
The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company.
Subordination
The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), premium, if any, on or interest on (including Additional Interest (as defined below)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise of the Senior Indebtedness. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.
The term “Senior Indebtedness” means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all such obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.
The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of December 31, 2017, the Senior Indebtedness of the Company, on an unconsolidated basis, aggregated approximately $10.8 billion. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of Senior Notes and Junior Subordinated Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors and preferred stockholders of each subsidiary. As of December 31, 2017, on a consolidated basis, the Company had approximately $48.1 billion of outstanding long-term debt (including securities due within one year), of which approximately $34.6 billion was long-term debt (including securities due within one year) of the Company’s subsidiaries. In addition, the Company had approximately $2.4 billion of short-term notes payable, of which approximately $1.8 billion was short-term notes payable of the Company’s subsidiaries. In addition, as of December 31, 2017, the Company’s subsidiaries had approximately $0.3 billion of preferred outstanding.
Additional Interest
“Additional Interest” is defined in the Subordinated Note Indenture as any interest due and not paid on an interest payment date, together with interest on such interest due from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.
Certain Covenants
The Company covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that, (i) if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, or (ii) if at such time an Event of Default under the Subordinated Note Indenture with respect to such series of Junior Subordinated Notes shall have occurred and be continuing, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, (ii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iii) dividends, payments or distributions payable in shares of capital stock, (iv) redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Company or any of its subsidiaries or in connection with a dividend reinvestment or stock purchase plan, or (v) any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.
Events of Default
Unless provided otherwise in the supplemental indenture relating to any series, the Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Junior Subordinated Notes of such series:
(a) failure for 30 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest in respect of the Junior Subordinated Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or
(b) failure to pay principal of, or premium, if any, on or interest, including Additional Interest, on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or
(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or
(d) failure to observe or perform any other covenant or warranty of the Company in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included in the Subordinated Note Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the Company from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or
(e) certain events of bankruptcy, insolvency or reorganization of the Company.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the

Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount of the Junior Subordinated Notes due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may, by written notice to the Company and the Subordinated Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest (including Additional Interest) or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note of such series affected.
Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.
Payment and Paying Agent
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series affected, to modify the Subordinated Note Indenture or the rights of the holders of the Junior Subordinated Notes of such series; provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount of any Junior Subordinated Note or the rate of interest (including Additional Interest) on any Junior Subordinated Note or any premium payable upon the redemption of any Junior Subordinated Note, or change the method of calculating the rate of interest on any Junior Subordinated Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Junior Subordinated Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults under the Subordinated Note Indenture and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note affected thereby, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.
In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Junior Subordinated Notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of and premium, if any, on and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Subordinated Note Indenture Event of Default, and no event which, after notice or lapse of time or both, would become a Subordinated Note Indenture Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Subordinated Note Indenture Trustee
The Subordinated Note Indenture Trustee, prior to a Subordinated Note Indenture Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case a Subordinated Note Indenture Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Subordinated Note Indenture Trustee also serves as Senior Note Indenture Trustee. The Company and certain of its subsidiaries may maintain deposit accounts and banking relationships with the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which securities of the Company and certain subsidiaries of the Company are outstanding.
Governing Law
The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties to the Subordinated Note Indenture and their respective successors and assigns.
DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK PURCHASE UNITS
The Company may issue Stock Purchase Contracts, including contracts that obligate holders to purchase from the Company, and the Company to sell to these holders, a specified or varying number of shares of Common Stock at a future date or dates. The consideration per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units consisting of a Stock Purchase Contract and beneficial interests in either debt securities of the Company or debt securities of third parties including, but not limited to, U.S. Treasury securities, that would secure the holders’ obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of some or all of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or deferred basis. The Stock Purchase Contracts may require holders to secure their obligations under these Stock Purchase Contracts in a specified manner. The terms of any Stock Purchase Contracts or Stock Purchase Units being offered will be described in a Prospectus Supplement.
PLAN OF DISTRIBUTION
The Company may sell the Common Stock, the Senior Notes, the Junior Subordinated Notes, the Stock Purchase Contracts and the Stock Purchase Units in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to Common Stock and each series of Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units will set forth the terms of the offering of such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units, including the name or names of any underwriters or agents, the purchase price of such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units may be listed.
If underwriters participate in the sale, such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.
Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units, if any are purchased.
Underwriters and agents may be entitled under agreements entered into with the Company to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents and their affiliates may engage in transactions with, or perform services for, the Company in the ordinary course of business, for which they may receive customary compensation.
The Company’s common stock is listed on the New York Stock Exchange. Each series of Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units will be a new issue of securities and will have no established trading market. Any underwriters to whom Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units are sold for public offering and sale may make a market in such Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units may or may not be listed on a national securities exchange.
LEGAL MATTERS
The validity of the Common Stock, the Senior Notes, the Junior Subordinated Notes, the Stock Purchase Contracts and the Stock Purchase Units and certain matters relating to such securities will be passed upon on behalf of the Company by

Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Hunton & Williams LLP, New York, New York. From time to time, Hunton & Williams LLP acts as counsel to affiliates of the Company for some matters.
EXPERTS
The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$                                 .

Series 2020C        % Junior Subordinated Notes
due October 15, 2060

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PROSPECTUS SUPPLEMENT
September     , 2020
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Global Coordinator and Joint Book-Running Manager
Wells Fargo Securities
Joint Book-Running Managers

BofA Securities	J.P. Morgan	Morgan Stanley
RBC Capital Markets